Offer letter agreement between Michael Schradle and Adept Technology, Inc. dated November 5, 2012    Exhibit 10.1

November 5, 2012

Mr. Michael Schradle
15069 Lynn Avenue
Los Gatos, CA 95032

Dear Michael,

On behalf of Adept Technology, Inc., I am pleased to offer you the position of Senior Vice President of Finance and Chief Financial Officer, reporting to John Dulchinos, President & Chief Executive Officer. Your bi-weekly rate will be $8,462, which when annualized is a base salary of $220,000, subject to applicable taxes.

In this key executive role, you will also become an Executive Officer of the company, effective on your employment with Adept.

In your position as Senior Vice President of Finance and Chief Financial Officer, you will be eligible to participate in the Executive Incentive Compensation Plan. The details of this plan will be provided by me as they are available and approved by the Board of Directors.

Subject to approval by the Board of Directors you will receive 50,000 options for shares of Adept common stock at the fair market value price at the time of the next Board of Directors meeting after your date of hire. The option exercise price will be set at the fair market price as of the grant date and the shares will vest over a period of 48 months from the date of grant linearly at 1/48th of the total number of shares per month so long as you remain an employee of the company.

In the event of a change of control you will be entitled to receive change of control compensation as contemplated in the Adept standard executive officer change of control agreement, a copy of which is attached.

If you are let go by the company for any reason other than cause and upon signing a separation agreement, the company will pay severance equal to your salary based on the following:

•	0-3 Months – No severance

•	4-6 Months – 1 month severance

•	7-12 months – 3 months severance

•	13-18 months – 4 months severance

•	18+ months – 6 months severance
Payment will be due in a lump sum upon termination or in regular pay periods over the prescribed period.  In addition, Adept will cover COBRA expenses during the same time period.

As an Executive of the company, your vacation will accrue at a rate of four weeks per year.

Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at- will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by the Chief Executive Officer.

Offer letter agreement between Michael Schradle and Adept Technology, Inc. dated November 5, 2012    Exhibit 10.1

This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept. Attached is a summary of employee benefits. Also included is a copy of the Adept Proprietary Agreement and Adept’s Code of Business Conduct. This offer is contingent on you signing that standard agreement and code and returning the originals with your offer letter. In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed U.S. Department of Justice Form I-9 and bring proper identification with you on your first day. By the signing this offer you also represent that you are able to work for Adept Technology without restriction. Also, your signature to this offer of employment shall be your written consent that our Human Resources organization may utilize employment verification processes that may include: credit reports, references, criminal history, education transcripts and civil lawsuits, and that this offer is contingent on a satisfactory report.

To indicate your acceptance of this offer, please return one original of this signed offer letter, the original signed Adept Proprietary Agreement and Code of Business Conduct no later than 5 p.m. (PDT) on Thursday, November 8, 2012.

Michael, we believe that Adept Technology is well positioned in the robotics automation marketplace and has tremendous potential. We also believe that we provide great opportunities for personal career growth, challenging work and financial rewards. We feel that you can make a significant contribution and we look forward to welcoming you to the Adept Technology team!
Sincerely,

/s/ John Dulchinos

John Dulchinos
President and Chief Executive Officer

I have read, understand, and accept the offer of employment stated above:

_/s/ Michael Schradle_	Nov. 8, 2012
Signature	Date of Signature

Nov. 8, 2012
Proposed Start Date

Attachments:
Change of Control Agreement
Proprietary Information Agreement
Code of Business Conduct